Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2013 Results

NEWARK, NJ — March 17, 2014:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenue of $67.1 million and a net loss attributable to common stockholders of $0.8 million for the fourth quarter, the three months ended December 31, 2013.  For the full year 2013, Genie reported revenue of $279.2 million and a net loss attributable to common stockholders of $7.1 million.

4Q13 AND FULL YEAR HIGHLIGHTS

•
During 4Q13, IDT Energy acquired Dallas-based Diversegy, LLC., a retail energy advisory and brokerage company that serves commercial and industrial customers, and its network marketing channel, Epiq Energy;

•	IDT Energy RCEs were 315,000 at December 31, 2013, an increase of 3,000 compared to December 31, 2012;
•	Consolidated revenue in 4Q13 was $67.1 million, an increase of $1.7 million compared to 4Q12; FY 2013 was $279.2 million, an increase of $49.7 million compared to FY 2012;
•	Consolidated gross profit in 4Q13 was $16.8 million, a decrease of $1.6 million compared to 4Q12; FY 2013 was $65.8 million, a decrease of $3.8 million;
•	IDT Energy Adjusted EBITDA for 2013 was $25.7 million, meeting its 2013 target;
•	Consolidated loss from operations in 4Q13 was $0.4 million, a decrease of $2.3 million compared to 4Q12; FY 2013 income from operation was $0.6 million, a decrease of $2.4 million compared to FY 2012;
•	Diluted net loss per share attributable to Genie Energy’s common stockholders in FY 2013 was $0.36 compared to $0.17 in FY 2012.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “I am very pleased with our financial and operational performance in 2013.  IDT Energy generated strong EBITDA, and we added a significant exploration license in Israel’s Golan Heights region.   At IDT Energy, we begin the new year working hard to integrate and build out our recently acquired Diversegy and Epiq platforms so that we can fulfill their potential as important drivers of IDT Energy’s long term growth.  At Genie Oil and Gas, we are making good progress in planning and preparations for an exploratory drilling program in the Golan.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, added, “We are extremely pleased with the strong fourth quarter financial performance at IDT Energy.  Following the quarter close, this winter’s “polar vortex” resulted in significant price spikes in the cost of our wholesale electricity and gas supply, with wholesale prices for electricity rising more than eight-fold at times of peak demand.  The failure of the wholesale markets to meet demand at reasonable prices required us to raise our rates significantly to cover these costs.  To cushion the impact of these temporary price increases, we are providing our customers with significant rebates.  We also expect to see increases in churn as customers turn back to fixed rate suppliers who are temporarily locked into lower rates.  We will be able to report more definitively on the financial and operational impacts of the polar vortex when we report first quarter results in early May.”

GENIE ENERGY 4Q13 AND FULL YEAR CONSOLIDATED RESULTS

$ in millions, except EPS	4Q13	3Q13	4Q12	YoY Change (%/$)	FY 2013	FY 2012	YoY Change (%/$)
Revenue	$67.1	$71.6	$65.4	2.6%	$279.2	$229.5	21.7%
Gross profit	$16.8	$19.9	$18.5	(8.8)%	$65.8	$69.6	(5.5)%
Gross margin percentage	25.1%	27.8%	28.2%	(314) basis points	23.6%	30.3%	(677) basis points
SG&A and bad debt expense	$12.9	$12.6	$13.4	(3.4)%	$50.5	$54.0	(6.4)%
Research and development expense	$3.7	$2.7	$2.2	64.4%	$11.4	$9.4	21.6%
Equity in the net loss of AMSO, LLC	$0.6	$0.7	$0.9	(36.4)%	$3.2	$3.2	0.6%
EBITDA*	$(0.4)	$4.0	$1.9	(118. 5)%	$0.7	$3.2	(76.8)%
Income (loss) from operations	$(0.4)	$3.9	$1.9	(120.4)%	$0.6	$3.1	(79.5)%
Net income (loss) attributable to Genie Energy’s common stockholders	$(0.8)	$1.7	$1.8	$(2.6)	$(7.1)	$(3.5)	$(3.6)
Diluted income (loss) per share attributable to Genie Energy’s common stockholders	$(0.04)	$0.08	$0.08	$(0.12)	$(0.36)	$(0.17)	$0.19
Net cash (used in) provided by operating activities	$1.9	$(2.0)	$(2.2)	$4.1	$1.2	$(1.0)	$2.2

*EBITDA is a non-GAAP measure intended to provide useful information that supplements Genie Energy’s or the relevant segment’s core operating results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of EBITDA and reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET HIGHLIGHTS

As of December 31, 2013, Genie Energy had $158.8 million in total assets including $93.8 million in cash, cash equivalents, restricted cash (short and long term), certificates of deposit and marketable securities.  Genie Energy’s liabilities totaled $42.5 million.

4Q13 RESULTS BY SEGMENT

IDT Energy

$ in millions	4Q13	3Q13	4Q12	YoY Change (%)	FY 2013	FY 2012	YoY Change (%/$)
Total revenue	$67.1	$71.6	$65.4	2.6%	$279.2	$229.5	21.7%
Electricity revenue	$50.1	$66.9	$48.2	3.9%	$216.7	$174.3	24.3%
Natural gas revenue	$17.0	$4.7	$17.2	(1.2)%	$62.5	$55.2	13.3%
Gross profit	$16.8	$19.9	$18.5	(8.8)%	$65.8	$69.6	(5.5)%
Gross margin percentage	25.1%	27.8%	28.2%	(314) basis points	23.6%	30.3%	(677) basis points
SG&A and bad debt expense	$10.1	$10.3	$10.6	(2.3)%	$40.1	$44.6	(10.2)%
EBITDA	$6.7	$9.6	$7.9	(14.6)%	$25.7	$25.0	+2.8%
Income from operations	$6.7	$9.6	$7.9	(14.5)%	$25.7	$25.0	+2.9%

During 4Q13, IDT Energy acquired Dallas-based Diversegy, LLC., a retail energy advisory and brokerage company that serves commercial and industrial customers, and its network marketing channel, Epiq Energy. Diversegy will broker competitive offerings for commercial and industrial customers both within and outside of IDT Energy’s current operational territories.  Epiq will organize and build a network of independent representatives to recruit residential and commercial customers initially focused on IDT Energy’s current territories.  The acquisition cost was not material to Genie Energy.  During 2014, IDT Energy expects to invest moderately to organize, recruit and build out the sales platforms of these two businesses with a focus on Epiq Energy’s network marketing platform.  By the end of the year, management anticipates that Epiq will begin to contribute modestly to RCE, meter and revenue growth in the states in which IDT Energy operates.  In addition, EPIQ will begin to add meters in some of the 25 other deregulated states that will be brokered to other retail suppliers.

In February 2014, IDT Energy received regulatory approval to offer natural gas in nine additional utility territories in Pennsylvania.  The Company also received approval to enter an additional gas territory in Maryland and the District of Colombia, as well as a new gas territory in New Jersey.  IDT Energy continues to pursue new territories in the states where it currently operates and to evaluate additional, deregulation-driven opportunities in other states, including Massachusetts and Connecticut.

IDT Energy’s residential customer equivalents (RCEs) increased slightly year over year to 315,000 at December 31, 2013 while decreasing 7% sequentially.

RCEs at end of Quarter (in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Electricity RCEs	228	246	263	243	238
Natural gas RCEs	87	91	94	86	74
Total	315	337	357	329	312

The sequential decline primarily reflects the decrease in meters served.   Year over year, the shift from relatively low consumption meters in New York to higher consumption electric and gas meters acquired in Pennsylvania and Maryland offset the overall decline in meters served.

At December 31, 2013, IDT Energy had approximately 427,000 meters enrolled, a 15% decrease year over year and a 6% decrease sequentially.

Meters at end of Quarter (in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Electricity meters	282	300	314	319	331
Natural gas meters	145	156	161	166	171
Total	427	456	475	485	502

Gross meter acquisitions were 45,000 in 4Q13 compared to 64,000 in 3Q13 and 79,000 in 4Q12.  The year over year and sequential declines in gross meter acquisitions primarily reflect the lack of geographic expansion into new territories in recent quarters.

Average monthly churn was 6.2% in 4Q13, a decrease from 6.3% in the prior quarter and 6.8% in the year ago quarter.  The decreases primarily reflect the lower rates of gross meter additions in recent quarters as newly acquired customers have higher churn rates than longer term customers, as well as the impact of retention rebates and other incentives offered to longer term customers.

IDT Energy’s revenue increased 2.6% in 4Q13 compared to the year ago quarter to $67.1 million.  Full year 2013 revenue increased 21.6% to $279.2 million.

4Q14 electricity revenue increased 3.9% year over year to $50.1 million, primarily reflecting an 11.1% year over year increase in the average revenue per kWh of electricity sold as market rates climbed significantly during the year.  kWh sold decreased by 6.7% year over year reflecting the decline in meters served.

For the full year 2013, electricity revenue was $216.7 million, a 24.3% increase compared to 2012.  kWh sold increased 15.7% reflecting the relatively warmer summer of 2013, and revenue per kWh sold increased 7.4%.

Natural gas revenue in 4Q13 decreased 1.2% compared to the year ago quarter.  Therms sold decreased by 5.6%, more than offsetting a 4.7% increase in revenue per them sold.

For the full year 2013, natural gas revenue increased 13.3% to $62.5 million.  Average revenue per them increased 11.3% and therms sold increased 1.8%, reflecting the rise in natural gas RCE’s.

Gross profit in 4Q13 was $16.8 million, an 8.8% decrease compared to 4Q12.  For the full year 2013, gross profit was $65.8 million, a 5.5% decrease.  For both periods, declines in gross profit on sales of electricity more than offset increase in gross profit generated by natural gas sales.

Gross margin in 4Q13 was 25.1%, a 277 basis point decrease year over year.  For 2013, gross margin was 23.6 percent compared to 30.3% in 2012.  The quarter over quarter and year over year decreases primarily reflect the a reductions in electric margin as IDT Energy’s customer base continues to migrate to Pennsylvania and Maryland, where the Company targets lower margins to facilitate customer acquisition and retention efforts.

IDT Energy’s SG&A expense in 4Q13 decreased 4.5% year over year to $10.1 million primarily due to decreases in customer acquisition costs and employee compensation expenses. Customer acquisition costs in 4Q13 decreased $1.4 million year over year reflecting the decrease in gross meter acquisitions.  As a percentage of IDT Energy’s total revenue, SG&A expense decreased to 15.1% from 16.2% in 4Q12.

SG&A expense for the full year 2013 decreased 10.2% to $40.1 million primarily reflecting reduced customer acquisition costs which decreased $4.4 million, as well as reduced employee compensation expense including severance expense and stock-based compensation expense, partially offset by increases in purchase of receivables fees.

EBITDA and income from operations in 4Q13 decreased 14.5% to $6.7 million year over year mainly due to the decrease in gross profit in 4Q13.  For the full year, EBITDA was $25.7 million, compared to $25.0 million in 2012.

In both 4Q13 and 4Q12, financing fees charged by BP Energy, IDT Energy’s preferred commodity supplier, were $0.7 million as increased consumption by IDT Energy’s customer base was offset by a lower fee per unit.

Looking ahead to the first quarter of 2014 (the quarter ending March 31, 2014), the unusually cold weather in January and February associated with this winter’s “polar vortex” drove unprecedented price spikes in both the electricity and natural gas wholesale markets where IDT Energy and other retail providers purchase their supply.  In some regions, wholesale prices increased briefly by factors of more than eight. To cushion the impact of these spikes on its customers, IDT Energy absorbed a portion of the cost of these increases and, in addition, has offered rebates to customers who have been particularly hard hit.  To date, the Company has committed to an aggregate of two million dollars in rebates, and expects this total will increase.  As a result, IDT Energy anticipates a significant increase in the churn rate early next year and material, substantial reductions in gross profit, EBITDA, income from operations and net income in 1Q14 compared to the levels achieved in the first quarter of last year.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenue.  GOGAS’ operating expenses consist primarily of research and development expense and expenses associated with its resource development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

GOGAS reported $3.9 million of combined R&D and G&A expense in 4Q13, compared to $3.0 million in 3Q13 and $2.9 million in 4Q12.  The increases largely reflect the ramp-up of operations at Afek, Genie’s oil and gas exploration project in the Golan Heights, and in Mongolia.

Equity in the net loss of AMSO, LLC was $0.6 million in 4Q13, a decrease from $0.7 million in the prior quarter and $0.9 million in 4Q12.

GOGAS’ loss from operations in 4Q13 was $4.4 million compared to a loss of $3.7 million in 3Q13 and a loss of $3.9 million in 4Q12.  For the full year 2013 GOGAS loss from operations was $16.0 million compared to a loss of $14.0 million in 2012.

GOGAS Operations - Project Updates

Afek -- Oil and Gas Exploratory Project in Israel’s Golan Heights
After receiving the award of a 36-month petroleum exploration license covering in the Southern portion of the Golan Heights in April 2013, Afek has been preparing the permit applications for a ten-well exploration program including preparation of the required environmental impact study, further characterizing the resource in its license area, contracting with international service providers to assist in exploration activities including executing an agreement with its rig vendor, and appropriately staffing up for operations.  During 4Q13, Afek completed preliminary geo-physical work including electromagnetic tests and seismic analysis to characterize the subsurface prior to drilling exploration wells. The analysis is being utilized to refine the exploratory drilling program that is scheduled to begin later this year.  Afek has applied for the requisite drilling permits and is arranging drilling related services and logistics.

Genie Mongolia -- Oil Shale Exploration Project in Central Mongolia
In April 2013, Genie Mongolia and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia.  Genie Mongolia has begun surface mapping and other geophysical evaluation work as well as drilling exploratory wells, and has secured permits for additional exploratory wells.  The exploratory well program is intended to identify a site suitable for a pilot test.  Subsequent commercial operations are contingent upon implementation of a regulatory framework by the government for the permitting and licensing of commercial oil shale operations.

Israel Energy Initiatives (IEI) -- Oil Shale Exploration Project in Shfela Basin of Israel
In mid-April 2013, the Israeli government issued long delayed directives required for preparation and submission of an environmental impact statement that is a required component of IEI’s pilot test permit application.  IEI prepared and initially submitted its pilot application in June of 2013 to the Jerusalem District Building and Planning Committee. In November, IEI submitted additional information for its application pursuant to a request by the Committee. On March 17, 2014, IEI was advised that the initial review process of the application conducted by the Jerusalem District Building and Planning Committee was concluded, and the application process was proceeding to the next stage, a review of the environmental documents by the Ministry of Environment.

AMSO, LLC -- Oil Shale RD&D Project in Western Colorado
During 4Q13, AMSO, LLC continued its review of alternative heating system solutions, including hot fluid circulation and electric heaters.  The heater development process will continue for some time, at least until the second half of 2014.  Also during 4Q13, AMSO, LLC carried out a series of diagnostic tests to analyze the status of its pilot test's down-hole heating and production well system.  The tests sought to ascertain how the limited pilot test operations conducted in 2012 and 2013, including down-hole heating, impacted the well system's condition and whether modifications to the pilot test’s operational plans will be required.

Under the terms of its joint venture with Total, Genie has the right to decide at each capital call whether or not to fund AMSO, LLC.  AMSO did not fund its portion of the capital call for the first quarter of 2014, and in January 2014, Total funded AMSO’s share, which was $0.9 million. Because of AMSO’s decision not to fund its share, AMSO’s ownership interest in AMSO, LLC was reduced from 50% to 48.16%.  As a result, AMSO’s share of future funding of AMSO, LLC up to a cumulative $100 million was reduced to 33.7% from 35%.  Management continues to believe in the long term upside of the project and is evaluating options with respect to additional funding of AMSO, LLC during 2014.  Funding of less than its full share would result in further dilution of its interest in AMSO, LLC.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 5:00 PM Eastern today, March 17th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial 1-877-418-5260 (US toll free) or 1-412-717-9589 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file with a replay of the call in MP3 format will be available on the “Investor Relations” section of the Genie Energy website http://www.genie.com/investors/investor-relations.  In addition, a teleconference replay will be available through March 27, 2014 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call # 10040831.

This and subsequent Genie Energy quarterly earnings releases will not be distributed via news wire services.  Investors will be able to download the earnings release from the Genie Energy website investor relations page:  http://www.genie.com/investors/investor-relations.  Genie Energy encourages interested investors to sign up for email alerts through its website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com
GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands)	2013	2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$73,885	$69,409
Restricted cash—short-term	14,429	10,841
Certificates of deposit	4,343	2,205
Marketable securities	—	10,485
Trade accounts receivable, net of allowance for doubtful accounts of $930 and $130 at December 31, 2013 and 2012, respectively	42,926	40,932
Inventory	3,344	2,644
Prepaid expenses	3,408	3,315
Deferred income tax assets, net	840	599
Other current assets	2,917	771
TOTAL CURRENT ASSETS	146,092	141,201
Property and equipment, net	561	409
Goodwill	7,349	3,663
Restricted cash—long-term	1,127	2
Other assets	3,714	5,031
TOTAL ASSETS	$158,843	$150,306
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$25,302	$20,641
Accrued expenses	9,856	7,832
Advances from customers	1,103	1,472
Income taxes payable	2,075	1,244
Dividend payable	—	211
Due to IDT Corporation	541	600
Other current liabilities	1,457	209
TOTAL CURRENT LIABILITIES	40,334	32,209
Other liabilities	2,169	—
TOTAL LIABILITIES	42,503	32,209
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 1,917 and 1,605 shares issued and outstanding at December 31, 2013 and 2012, respectively	16,303	13,639
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at December 31, 2013 and 2012	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,755 and 19,827 shares issued and 19,696 and 19,800 shares outstanding at December 31, 2013 and 2012, respectively	198	198
Additional paid-in capital	82,791	80,196
Treasury stock, at cost, consisting of 59 and 27 shares of Class B common at December 31, 2013 and 2012, respectively	(473)	(204)
Accumulated other comprehensive income	745	270
Retained earnings	21,552	28,375
Total Genie Energy Ltd. stockholders’ equity	121,132	122,490
Noncontrolling interests:
Noncontrolling interests	(3,792)	(3,393)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(4,792)	(4,393)
TOTAL EQUITY	116,340	118,097
TOTAL LIABILITIES AND EQUITY	$158,843	$150,306

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	Year ended December 31, 2013	Year ended December 31, 2012	4Q13	4Q12
			(unaudited)	(unaudited)
REVENUES	$279,174	$229,459	$67,071	$65,403
Direct cost of revenues	213,416	159,872	50,237	46,936
GROSS PROFIT	65,758	69,587	16,834	18,467
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative (i)	49,749	54,000	12,178	13,429
Bad debt	800	—	800	—
Research and development	11,389	9,365	3,655	2,224
Equity in the net loss of AMSO, LLC	3,194	3,175	587	923
Income (loss) from operations	626	3,047	(386)	1,891
Interest income	449	404	100	130
Financing fees	(3,217)	(2,913)	(692)	(816)
Other expense, net	(444)	(143)	(100)	(48)
(Loss) income before income taxes	(2,586)	395	(1,078)	1,157
Provision for income taxes	(2,755)	(2,930)	(38)	(97)
NET (LOSS) INCOME	(5,341)	(2,535)	(1,116)	1,060
Net (income) loss attributable to noncontrolling interests	(562)	(746)	635	948
NET (LOSS) INCOME ATTRIBUTABLE TO GENIE ENERGY LTD.	(5,903)	(3,281)	(481)	2,008
Dividends on preferred stock	(1,223)	(211)	(306)	(211)
NET (LOSS) INCOME ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$(7,126)	$(3,492)	$(787)	$1,797
(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.36)	$(0.17)	$(0.04)	$0.09
Diluted	$(0.36)	$(0.17)	$(0.04)	$0.08

Weighted-average number of shares used in calculation of (loss) earnings per share
Basic	19,668	20,687	20,434	19,674
Diluted	19,668	20,687	20,434	21,297

(i) Stock-based compensation included in selling, general and administrative expenses	$4,180	$3,429	$1,026	$815

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year ended December 31, 2013	Year ended December 31, 2012

OPERATING ACTIVITIES
Net (loss) income	$(5,341)	$(2,535)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	110	124
Deferred income taxes	(241)	4,508
Provision for doubtful accounts receivable	800	—
Stock-based compensation	4,180	3,429
Loss on disposal of property	37	—
Equity in the net loss of AMSO, LLC	3,194	3,175
Change in assets and liabilities, net of effect of acquisitions:
Restricted cash	(4,713)	(233)
Trade accounts receivable	(2,679)	(14,711)
Inventory	(700)	1,423
Prepaid expenses	(93)	638
Other current assets and other assets	(243)	(783)
Trade accounts payable, accrued expenses and other current liabilities	6,883	6,275
Advances from customers	(746)	(781)
Due to IDT Corporation	(59)	(157)
Income taxes payable	831	(1,380)
Net cash provided by (used in) operating activities	1,220	(1,008)
INVESTING ACTIVITIES
Capital expenditures	(313)	(91)
Capital contributions to AMSO, LLC	(2,700)	(4,102)
Payment for acquisitions, net of cash acquired	(772)	—
Issuance of notes receivable	(750)	(650)
Purchase of licenses and security deposits	—	(175)
Purchases of certificates of deposit	(4,329)	(2,205)
Proceeds from maturities of certificates of deposit	2,205	—
Purchases of marketable securities	(3)	(11,484)
Proceeds from maturities of marketable securities	10,433	966
Net cash provided by (used in) investing activities	3,771	(17,741)
FINANCING ACTIVITIES
Dividends paid	(1,131)	(4,205)
Distributions to noncontrolling interests	(42)	—
Proceeds from sales of equity of subsidiaries	422	—
Proceeds from exercise of stock options	93	5
Increase in restricted cash	—	(10,017)
Repurchases of common stock and Class B common stock	(269)	(204)
Net cash used in financing activities	(927)	(14,421)
Effect of exchange rate changes on cash and cash equivalents	412	359
Net increase (decrease) in cash and cash equivalents	4,476	(32,811)
Cash and cash equivalents at beginning of period	69,409	102,220
Cash and cash equivalents at end of period	$73,885	$69,409
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$12	$—
Cash payments made for income taxes	$2,069	$387
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Liabilities incurred for acquisitions	$2,475	$—

Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter of 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the fourth quarter of 2013 EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation (which is included in selling, general and administrative expense). Another way of calculating EBITDA is to start with income (loss) from operations and add depreciation.

Management believes that Genie Energy’s EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy does not expect to incur significant capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

Genie Energy Ltd.
Reconciliation of EBITDA to Net (Loss) Income
(unaudited)
$ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended December 31, 2013 (4Q13)
EBITDA	$(356)	$6,727	$(4,422)	$(2,661)
Subtract:
Depreciation	30	3	26	1
Loss (income) from operations	(386)	$6,724	$(4,448)	$(2,662)
Interest income	100
Financing fees	(692)
Other expense, net	(100)
Provision for income taxes	(38)
Net loss	(1,116)
Net loss attributable to noncontrolling interests	635
Net loss attributable to Genie Energy Ltd.	$(481)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended December 31, 2012 (4Q12)
EBITDA	$1,924	$7,874	$(3,847)	$(2,103)
Subtract:
Depreciation	33	10	23	-
Income (loss) from operations	1,891	$7,864	$(3,870)	$(2,103)
Interest income	130
Financing fees	(816)
Other expense, net	(48)
Provision for income taxes	(97)
Net income	1,060
Net loss attributable to noncontrolling interests	948
Net income attributable to Genie Energy Ltd.	$2,008

Genie Energy Ltd.
Reconciliation of EBITDA to Net Loss
(unaudited)
$ in thousands

	Total	IDT Energy	GOGAS	Corporate
Year Ended December 31, 2013
EBITDA	$736	$25,711	$(15,861)	$(9,114)
Subtract:
Depreciation	110	15	94	1
Income (loss) from operations	626	$25,696	$(15,955)	$(9,115)
Interest income	449
Financing fees	(3,217)
Other expense, net	(444)
Provision for income taxes	(2,755)
Net loss	(5,341)
Net income attributable to noncontrolling interests	(562)
Net loss attributable to Genie Energy Ltd.	$(5,903)

	Total	IDT Energy	GOGAS	Corporate
Year Ended December 31, 2012
EBITDA	$3,171	$25,012	$(13,955)	$(7,886)
Subtract:
Depreciation	124	40	83	1
Income (loss) from operations	3,047	$24,972	$(14,038)	$(7,887)
Interest income	404
Financing fees	(2,913)
Other expense, net	(143)
Provision for income taxes	(2,930)
Net loss	(2,535)
Net income attributable to noncontrolling interests	(746)
Net loss attributable to Genie Energy Ltd.	$(3,281)